Exhibit 99.2

1Q’03 Earnings Presentation of Robert H. Swan, Chief Financial Officer

Slide 1: Title page

Thanks, Mike, and good afternoon. I plan on covering 3 things this afternoon and then we will open up for questions.

1)	Q1 Results
2)	The impact of NMCI, and
3)	Provide guidance/outlook for the 2nd quarter. We do not plan on providing for entire year at this time and, as Mike indicated, will come back to you in mid-June with more detail/insight on the total year.

Let’s get started:

Slide 2: Summary Financial Results for the Quarter.

Revenues of $5,368MM were up 2% over last year’s first quarter and down 3% on a constant currency basis, reflecting the global nature of our business (44% of revenues outside US) coupled with a weakening dollar.

On a constant currency basis, the overall 3% decline was the result of a slight decline in the base business coupled with the anticipated decline in our GM business, primarily the result of the renegotiation of the GM NA and GMAC agreements under our Master Service Agreement w/ GM and the decline in their discretionary spend.

We had a pro forma net loss of $77MM (excluding discontinued ops, CEO severance, and the cumulative effect of an accounting change, but including the contract loss provision related to NMCI) and a pro forma loss per share of 16 cents, down 122% and 123%, respectively.

We generated Free Cash Flow of $122MM … an improvement of over $300MM from last year’s first quarter. Please note we have made a slight modification of our Free Cash Flow definition where we now include capital lease payments as a part of free cash flow. Capital Lease payments represented $23MM in 1Q03 versus $3MM in 1Q02. We believe this more accurately reflects the complete impact of operating inflows and outflows.

Lastly, we signed a total of $3B in contracts during the quarter, 45% of which are renewals. This contributes to a backlog of approximately 4 times annualized revenue.

In summary, we generated strong free cash flow. Our pro forma EPS of 30¢—adjusted for an accounting change, the impact of the CEO severance and the NMCI loss provision—was within the guidance range given in February.

Slide 3 provides a reconciliation of “EPS as Reported” to “EPS Pro forma” excluding the loss provision for NMCI. The 2 drivers, other than NMCI, are a $.03 charge as a result of the adoption of FAS 143, Accounting for Asset Retirement Obligations, a previously announced $.06 charge as a result of the CEO severance package and $.01 due to rounding.

Slide 4 – NMCI Update … What Changed? This slide shows you the major items impacting the change in our expectations for operating results on this contract. The two primary drivers were lower margin seats and deployment schedule slippage. They were somewhat offset by an improvement in the assumed number of seats, up from 310,000 to 345,000 seats, and concessions from some of our vendors. An average seat price decline of 4%, coupled with a shortened time period in which to generate revenue per seat due to deployment delays, produced a number which could not be offset by an increase in the volume of seats to be deployed plus the benefit of negotiated price reductions. This resulted in the loss contract accrual of $334M in the quarter.

Slide 5 – NMCI Free Cash Flow: With the change in expectations related to the topics discussed on the prior slide, we would expect to have a negative impact on free cash flow from our prior guidance of $100MM in 2003 and an additional $200MM through the end of 2007, reducing our original expectations of $2.1B in free cash flow to $1.9B and delaying the start of a positive free cash flow on a monthly basis until mid 2004.

Slide 6 – NMCI Seat Deployment: Seat deployment is obviously key to our expectations. You saw the schedule laid out by Admiral Munns at our analysts day in February. This chart is reflective of the delays we’ve experienced and our expected deployment schedule going forward. In the first quarter, we made reasonable progress on AORs but fell behind on cutovers. Currently, we have good visibility on AORs from both the Navy and the Marine Corps for the second quarter. We need to accelerate the cutover seats to a rate of approximately 900/day and hold this level throughout the year. Key milestones in the second half and early ‘04 are meeting the operational evaluation tests in the summer and the SLAs in January of ‘04. We are still working with the Navy and the Marine Corps to deliver on the schedule the Admiral shared with you in February, but believe it is prudent to reflect a more conservative schedule in light of our progress on cutover seats.

Slide 7 – NMCI … Risks & Opportunities: While several risks remain, we believe they are manageable. On the other hand, there are significant opportunities to improve the cash flow dynamics going forward. I’ve listed them for you in the right hand column. The first is the potential to achieve certain contract incentives which could result in significant benefits over the period of the contract. Secondly, we will continue to work with our partners to reduce the cost of services. And lastly, there is the potential for additional seats being ordered in excess of our current assumption of 345,000. There are more opportunities than risk. We are disappointed with the loss. We are encouraged by the opportunities.

Lastly, as part of our overall review of the NMCI account, we and our external auditors reviewed the internal controls for this account and identified certain significant deficiencies in their operation. While these matters did not impact the developments which required us to recognize a loss today, we are actively taking steps to improve the operation of the controls for this account, including improvements to the cost estimation process, the assignment of additional financial personnel and the establishment of a newly staffed program management office. I also want to add that we and our external auditors confirm that the accounting for this contract in prior periods was appropriate.

Slide 8 – EPS: Let’s go back now to the differences/drivers of our Q1 EPS performance vs. last years first quarter, and I’ll show you where NMCI fits in. Excluding the NMCI loss provision, the accounting change and the CEO severance, the pro forma decline in EPS is from 70¢ to 30¢. Including the impact of the NMCI loss provision, our EPS declined from $.70 to a loss of $0.16, or a decline of 123%. The key drivers are as follows:

–	Volume: The $.04 deterioration is a result of the 3% decline in revenues on a constant currency basis.

–	Pension and Healthcare Costs: The $.05 negative impact is the result of an increase in our healthcare costs and in our pension costs, where we lowered our assumed rate of return on assets from 9.6% last year to 8.9% for ‘03 and the discount rate applied to long-term pension liabilities from 6.7% to 6.5%.

–	Problem Contracts: Costs us another $.09 in the quarter primarily driven by 3 specific contracts. The good news … these contracts are not new to the “problem list” and we believe we have the fixes and/or action plans in place such that the losses for these 3 contracts are behind us; the bad news … of course, is that we had another $.09 to deal w/ in the quarter. I will talk more about problems contracts later in my remarks.

–	Business Mix/Net Variable productivity: A function of several things:
o	First, the mix of revenues between businesses . As I will explain in more detail later, the 3% decline in revenues on a constant currency basis reflects no growth in Operations Solutions and a decline of approximately 9% in our traditionally higher margin Consulting and Software businesses.
o	Second, the mix of revenue within our Operation Solutions business. The OS business unit was basically flat at constant currency. Higher growth from contracts that are at zero margin offset the “normal” bleed-off of existing more profitable contracts.
o	Third, price declines from our GM business in NA and GMAC.
o	And, fourth, higher costs from renegotiation of long term software contracts and costs related to increasing our consulting resources relative to industry expertise.

–	SG&A Costs: Costs were down $10MM on a year over year, constant currency basis as we continued our efforts to reduce our back office operations and to focus our sales pursuits on higher probability wins, while adding some incremental costs to fund strategically higher growth prospects like Solutions Consulting. This resulted in a positive impact of $.01.

–	FX/Other: The $.06 is primarily a function of favorable impact from FX translation, interest income due to higher cash balances and other improvements.

This brings our pro forma earnings per share, excluding the NMCI loss provision, to $.30.

Slide 9 – Margin Assessment: You can see the impact of the aforementioned drivers on our Operating Margins. Our Operating Margin (excluding the NMCI loss provision) of 5.1% is down 6.1 percentage points from last year, driven by deterioration in our Account Contribution Margin. As indicated in the EPS walk, the principal drivers are:

–	Negative mix – impacts on productivity – 200 basis points
–	Pension & Health Care costs – 80 basis points
–	Problem Contracts – 120 basis points.
–	Increased software costs – 50 basis points, and
–	GM contract – 150 basis points

Slide 10 – 1Q Segment Performance: Let me provide you a little more insight into operating performance on a Segment or Line of Business basis:

First, Operations Solutions: Revenues were flat and Operating Profit down 97%, or 39% excluding the impact of the NMCI loss provision. Positive revenue impact came out of our performance in our Government, Manufacturing and Financial Service industries, but was offset by GM declines. BPO revenues grew 5%, principally due to an increase in Medicaid revenues. Excluding the NMCI loss provision, the operating profit decline is driven by problem contracts, unfavorable mix, GM price erosion, and higher software costs. On the positive side, service excellence continues to improve. Our clients are pleased with the service they receive and continue to give us high marks in this area.

Solutions Consulting: Revenues were down 7% and Operating Profit was down 40%, or 32% excluding NMCI. The revenue decline was driven by the weak economy and the associated slowdown in discretionary spending and the decline in GM pricing. Excluding NMCI, the operating margin decline is a result of the declining volumes, a tough pricing environment, and the investment we are making to build out our capabilities, both in accelerating Best Shore capabilities and in adding to our industry-specific technology consulting practice.

AT Kearney: Revenues down 14% and operating profits up 100% … again a tough market environment for high-value management consulting services. AT Kearney progressed in realigning its cost structure to partially offset the tough market conditions.

PLM Solutions: Revenues down 11% and operating profits down 12% as the PLM market continues to suffer from lower discretionary spending, particularly in the Auto and Aerospace markets. PLM continues to generate synergies from the combination of SDRC and Unigraphics while developing a broader suite of market-leading products.

Slide 11 – Revenues by Industry for First Quarter: This next slide looks at our first quarter’s revenue broken out by vertical industry. At the bottom of the chart is our first quarter year on year constant currency growth in each industry and the percent that each industry represents of the total EDS portfolio.

Let me make a few points

•	Our portfolio is well diversified with significant positions established in the Government, Manufacturing and Financial Services industries. I have highlighted the revenue we recorded from significant clients such as NMCI, GM and MCI.
•	Let me also comment on a few of the growth rates.
o	Government: primarily NMCI
o	Health: growth on various Medicaid accounts – system enhancements driven by regulatory change…probably not sustainable.
o	Manufacturing: majority of decline due to GM and problem contracts in the quarter.
o	Communications: agreement in principle with MCI which has been submitted to the bankruptcy court. We anticipate the revenue impact of the reduced pricing of this new agreement will be offset by additional services as we go forward.
o	Transportation: The airline industry remains a large component of this industry. As you know, US Air renegotiations are complete and are being implemented.

Each quarter, we will continue to report out and discuss our business along industry lines.

Slide 12 – Free Cash Flow: Let me switch to a discussion of the elements of free cash flow in the quarter. We generated $304MM of cash from earnings, gained $13MM in Working Capital, and spent $195MM on Capex. The Capex expenditures included $428MM of gross expenditures, or approximately 8% of our revenues, offset by $233MM of customer-assisted financings and capital leases. You should note the variances from the 1Q02 in the right hand column. These improvements were driven by the fact that we did not pay bonuses this year, had lower gross capital expenditures, and higher customer assisted financings. These were partially offset by lower earnings.

Slide 13 – Working Capital: Our working capital performance is broken out here in a little more detail. We’ve continued to make progress on reducing the absolute dollars of our Trade Receivables, generating $122MM of FCF during the quarter. Due to a lower revenue base in this quarter, the actual DSO did not change. The NMCI loss provision is reflected in the net decline in unbilled receivables which also resulted in a decline in DSOs from 50 to 48. We saw a decrease in our trade payable balance that is more timing related from year-end to the end of the 1st quarter.

While we continue to anticipate Unbilled to grow throughout the year, this “Investment” will start to come back to us in ‘04. In the meantime, however, we believe there is more room to improve in the areas of Receivables and Payables.

Slide 14 – Cash Balance Walk: This slide highlights the changes in cash from the beginning of the year. Our cash balance declined by $93MM from $1,642MM to $1,549MM as we used our strong cash position and 1st quarter free cash flow to reduce our debt, particularly reducing our dependence on commercial paper and the AR Securitization program. We believe our strong cash position and free cash flow is more than sufficient to fulfill all liquidity needs for the remainder of the year, without having to access committed bank lines.

Slide 15 breaks out our Debt Profile. As I indicated earlier, we reduced our total debt by $145MM in the quarter, by reducing commercial paper balance and AR program. Our Cost of Financing went down slightly from 4.7% to 4.5% as we reduced our usage of lower-cost, short-term debt and paid up slightly for our CP borrowings as a result of the Moody’s downgrade earlier in the quarter.

Slide 16 – Liquidity: Let me continue with an update on the status of our liquidity. We have $1.35B cash on hand, excluding restricted cash of approximately $200MM. We have an additional $1.25B in un-drawn bank lines with a net worth covenant for which we are currently compliant by over $2B. Moody’s February downgrade will result in an impact of less than $50MM in 2003. A further downgrade of 1 notch by Moody’s or 3 notches by S&P or Fitch would trigger a payment of approximately $220MM related to a vendor agreement. A downgrade of 2 notches by Moody’s or 4 notches by S&P or Fitch to below investment grade would trigger a termination right under the AR securitization program. If that right is exercised, $360MM of debt would be settled by the collection of receivables. Let me stress that we do not believe EDS has a liquidity problem, but we are focused on improving our liquidity position and the company’s credit ratings.

Slide 17 – 2Q03 Outlook: As Mike indicated, we are in the process of a strategic and operational review of the company. As a result, we are not positioned to provide you with any full year guidance at this time. However I want to give you some general guidance with respect to the second quarter.

•	We would expect to produce organic revenue between $5.4B and 5.6B, which would be flat to slightly up from the same quarter of the prior year.
•	EPS is expected to be in the range of 33 to 38 cents. This does not include the impact of any divestitures, accounting changes or actions taken to improve our cost structure. This guidance reflects the benefit of the anticipated settlement of the MCI agreement under which we anticipate recovering a significant portion of the reserve we established for the receivables at the time of bankruptcy as well as the negative impact of the renegotiated contracts with US Air, MCI and American Airlines.
•	Our primary focus, free cash flow, should continue to improve. Current expectations are that we will see a free cash flow number in the range of $75 to $125 million for the quarter.

I’d like to stop and cover a couple of accounting matters. This does not appear on a slide.

FIN 46 (Consolidation of Variable Interest Entities) was issued in January and must be adopted on July 1. At March 31, we had $1.3 billion outstanding under financing transactions. Half of this balance relates to structures that are not within the scope of FIN 46 and therefore the accounting will be unchanged. Approximately $300 million of the remaining amount must be restructured prior to the third quarter to avoid recognition in our financial statements. We believe we have reasonable opportunities of restructuring these transactions. We are still evaluating the remaining transactions to determine which party involved in the transaction is the primary beneficiary and must consolidate the variable interest entity. In the event we must consolidate some of these entities, we will recognize a cumulative accounting adjustment in earnings for the difference between the value of the entities’ assets and liabilities. We currently cannot predict the amount of any such adjustment.

With regard to EITF 00-21, we are still waiting for this pronouncement to be finalized, which we expect to occur this month. 00-21 will require us to segment our contracts into numerous accounting units if certain criteria are met. The net effect of 00-21 will be to reduce the amount of revenues we recognize using percentage-of-completion accounting which I have told you before is my preference. 00-21 can be adopted prospectively on new contracts only or cumulatively for all contracts and must be adopted no later than July 1. If adopted on a cumulative basis, the cumulative adjustment must be made as of January 1, 2003 and previously reported quarterly results in 2003 must be restated to conform to the new rule. We will not make a decision regarding our method of adoption of 00-21 until the rule is finalized and our evaluation of its application to our business is complete. While we cannot currently estimate the amount of adjustment that would be recognized if we adopted 00-21 on a cumulative basis, we believe it would be substantial.

Slide 18 – Initial Priorities: Let me finish where Mike started. Our focus will continue to be on the following 5 objectives:

•	Improve EDS’ core business
•	Strengthen our balance sheet
•	Align growth with company strengths
•	Develop and retain our talent, and
•	Re-establish credibility with the financial community

We’ll talk more about these in June. We’ve already put a bunch of problem contracts behind us in the sense they are identified and actions being implemented. We need to clarify the accounting for contracts and then focus on the accounting going forward. I’ve learned a lot in the last 60 days, and I intend to learn more in the next 30.

EDS is still one of the two top outsourcing companies in the world. We’ve stumbled and have had some issues, but we will correct them. As Mike said, we intend to return to our historic competitive leadership position.

As we report our numbers going forward, look for us to update you on our progress. We intend to be realistic in our expectations and to exceed them whenever possible. Let me now turn it back to Myrna for the Q&A session.